Exhibit 10.1

DEBT CONVERSION AND PURCHASE AND SALE AGREEMENT

BY AND AMONG

BEBE STORES, INC.,

THE MANNY MASHOUF LIVING TRUST

AND

B. RILEY FINANCIAL, INC.

DATED AS OF JANUARY 12, 2018

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

4.1	Ownership of Shares	19
4.2	Organization, Good Standing and Qualification	20
4.3	Authority	20
4.4	Governmental Filings; No Violations; Etc.	20
4.5	Litigation and Liabilities	21
4.6	Brokers and Finders	21
4.7	No Other Representations or Warranties	21
4.8	Disclaimer of Other Representations and Warranties	21

ARTICLE V

COVENANTS

5.1	Stock Exchange Deregistration	21
5.2	Expenses	22
5.3	Taxes	22
5.4	Publicity	22
5.5	Takeover Statutes	22
5.6	Information Rights	22
5.7	Joint Venture Distributions	22

ARTICLE VI

CLOSING DELIVERABLES

6.1	Company’s Deliverables	23
6.2	Purchaser’s Deliverables	23
6.3	Seller’s Deliverables	24

ARTICLE VII

MISCELLANEOUS AND GENERAL

7.1	Survival of Representations, Warranties and Covenants	24
7.2	Modification or Amendment	24
7.3	Waiver of Conditions	24
7.4	Counterparts	24
7.5	GOVERNING LAW AND VENUE; SPECIFIC PERFORMANCE	25
7.6	Notices	26

ii

7.7	Entire Agreement	27
7.8	No Third Party Beneficiaries	27
7.9	Obligations of Purchaser and of the Company	27
7.10	Definitions	28
7.11	Severability	28
7.12	Interpretation; Construction	28
7.13	Assignment	29

Annex A:	Definitions

Exhibit A:	Tax Benefit Preservation Plan
Exhibit B:	Investor Agreement

iii

DEBT CONVERSION AND PURCHASE AND SALE AGREEMENT

THIS DEBT CONVERSION AND PURCHASE AND SALE AGREEMENT (including the exhibits and schedules hereto, each as amended or restated from time to time, this “Agreement”), dated as of January 12, 2018, is made by and between B. Riley Financial, Inc., a Delaware corporation (“Purchaser”), The Manny Mashouf Living Trust (“Seller”), and bebe stores, inc., a California corporation (the “Company”).

RECITALS

WHEREAS, the Company, GACP Finance Co., LLC and the lenders from time to time party thereto entered into a Loan and Security Agreement, dated as of May 31, 2017 (the “LSA”), pursuant to which GACP I, L.P. extended a loan to the Company evidenced by a promissory note, dated as of May 31, 2017, in the principal amount of $35 million;

WHEREAS, GACP I, L.P. and Purchaser entered into an Assignment and Assumption, dated as of January 5, 2018 (the “Assignment Agreement”), pursuant to which Purchaser assumed the rights and obligations of GACP I, L.P. under the LSA;

WHEREAS, principal in the amount of $16,917,168.40 remains outstanding under the LSA as of the date hereof;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Purchaser has agreed to cancel all of the outstanding principal amount, as well as all accrued interest through the Closing Date, under the LSA in exchange for the Company’s issuance of shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Seller has agreed to sell to Purchaser and Purchaser wishes to purchase 250,000 shares of Common Stock (the “Purchased Shares”) on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company has agreed to issue to Purchaser and Purchaser wishes to purchase 250,000 shares of Common Stock (the “Issued Shares”) on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

CONVERSION; PURCHASE AND SALE; CLOSING

1.1 Conversion; Purchase and Sale. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Closing:

(a) Purchaser hereby cancels all of the outstanding principal amount and accrued interest through the Closing Date under the LSA, and the Company hereby issues, sells, assigns, conveys, transfers and delivers to Purchaser one share of the Common Stock for every $6.00 of outstanding principal amount or accrued interest (the “Price Per Share”) under the LSA cancelled pursuant to this Section 1.1, for an aggregate of 2,819,528 shares, free and clear of any mortgage, lien, charge, pledge, security interest, claim, easement, covenant or other encumbrance (each, a “Lien”), other than any Lien created by or arising as a direct result of actions of Purchaser or by the Investor Agreement, dated as of the date hereof, in the form of Exhibit B attached hereto (the “Investor Agreement”) (collectively, the “Conversion”). The shares of Common Stock issued to Purchaser pursuant to clause (a) of this Section 1.1 are collectively referred to as the “Conversion Shares” and together with the Purchased Shares, the Issued Shares and the Subsequent Purchase Shares, the “Shares”.

(b) Seller hereby sells, assigns, conveys, transfers and delivers to Purchaser, and Purchaser hereby purchases from Seller, the Purchased Shares, free and clear of any Lien, other than any Lien created by or arising as a direct result of actions of Purchaser or by the Investor Agreement, for a cash amount per share equal to the Price Per Share (the “Purchase”).

(c) The Company hereby issues, sells, assigns, conveys, transfers and delivers to Purchaser, and Purchaser hereby purchases from the Company, the Issued Shares free and clear of any Lien, other than any Lien created by or arising as a direct result of actions Purchaser or by the Investor Agreement, for a cash amount per share equal to the Price Per Share (the “Issuance”).

1.2 Time and Place of Closing. Subject to the terms and conditions of this Agreement, the closing of the Conversion, Purchase and Issuance provided for in this Agreement (the “Closing”) will take place simultaneously with the execution of this Agreement unless otherwise mutually agreed in writing between the Company, Seller and Purchaser (such date on which the Closing actually occurs, the “Closing Date”). For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Pacific Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York or the City of Los Angeles.

1.3 Right to Future Purchase. Notwithstanding anything to the contrary herein, from time to time and on any date within 45 business days following the date hereof, subject to mutual agreement between Purchaser and Seller, Purchaser shall purchase up to 500,000 shares of Common Stock from Seller for a cash amount per share equal to the Price Per Share, and Seller shall sell, assign, convey, transfer and deliver such shares to Purchaser, free and clear of any Lien, other than any Lien created by or arising as a direct result of actions of Purchaser or by the Investor Agreement. Purchaser and Seller shall use their respective reasonable best efforts to consummate any Subsequent Purchase contemplated by this Section 1.3 as promptly as reasonably practicable. The shares of Common Stock issued to Purchaser pursuant to this Section 1.3 are collectively referred to as the “Subsequent Purchase Shares” and any purchase pursuant to this Section 1.3 is referred to as a “Subsequent Purchase”.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Reports filed with the Securities and Exchange Commission (the “SEC”) after July 2, 2016 and prior to entering into this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to Purchaser by the Company prior to the date hereof (the “Company Disclosure Letter”), it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face, the Company hereby represents and warrants to Purchaser as of the date hereof, as of the Closing Date, and, with respect to the representations contained in Section 2.4, as of the date of any Subsequent Purchase, as follows:

2.1 Organization, Good Standing and Qualification.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease, license and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing, licensing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has provided to Purchaser prior to the date of this Agreement correct and complete copies of the Company’s and its Subsidiaries’ articles of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

(b) As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; provided, however, for the avoidance of doubt, that BB Brand Holdings LLC, a Delaware limited liability company (the “Joint Venture”), shall not be deemed a Subsidiary of the Company for purposes of this Agreement, (ii) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature and (iii) “Material Adverse Effect” means a change, effect, event, circumstance, occurrence or state of facts that is materially adverse to the business, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, provided, however, that any changes, effects, events, circumstances, occurrences or state of facts, either alone or in combination, resulting from any of the following shall not constitute a Material Adverse Effect:

(i) changes in the economy or financial, credit or security markets generally in the United States or other countries in which the Company conducts material operations (including changes in interest or exchange rates);

(ii) changes in operating, business or other conditions affecting the industries in which the Company and its Subsidiaries operate;

(iii) changes or proposed changes in U.S. generally accepted accounting principles (“GAAP”) or other applicable accounting principles or requirements or in any applicable Laws or the interpretation or enforcement thereof;

(iv) changes or proposed changes in Laws relating to Taxes or the interpretation or enforcement thereof;

(v) any change resulting from the announcement or performance of this Agreement, including any cancellation of or delays in customer orders, failure to obtain new customer orders, disruption in supplier, partnership, distributor, reseller or similar relationships or loss of employees;

(vi) any failure by the Company to meet any projections or forecasts or estimates of revenues or earnings for any period, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect;

(vii) a decline in the price of the Common Stock on the OTCQB Market operated by the OTC Markets Group (“OTCQB”), provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Material Adverse Effect;

(viii) the existence, occurrence or continuation of any force majeure events, including earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters;

(ix) global, national, or regional political or social conditions, including acts of war, sabotage or terrorism or military actions or any escalation or worsening of such actions;

(x) compliance by the Company and its Subsidiaries with the terms of this Agreement or any action taken or omitted to be taken with the written consent of or at the written request of Purchaser; and

provided, further, that, the foregoing clauses (i), (ii), (iii), (iv), (viii) and (ix) shall not apply to the extent such change, effect, event, circumstance, occurrence or state of facts disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, compared to other companies of similar size operating in the industries in which the Company and its Subsidiaries operate (but only to the extent of such disproportionality).

2.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 14,000,000 shares of Common Stock, of which 8,200,765 shares of Common Stock were outstanding as of the close of business on January, 10, 2018, and 1,000,000 shares of preferred stock, par value $0.001 per share of the Company, none of which were outstanding immediately prior to the execution and delivery by the Company of this Agreement. All of the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no shares of Common Stock reserved for future issuance. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Lien. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(b) Section 2.2(b) of the Company Disclosure Letter sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person.

(c) Except as expressly contemplated by this Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or otherwise to the Company’s Knowledge with respect to the voting of any capital stock of the Company or any of its Subsidiaries.

(d) There are no contracts, agreements or understandings granting any Person registration rights or other similar rights to have any securities of the Company registered for resale pursuant to a registration statement filed with the SEC or otherwise registered for resale.

2.3 Corporate Authority; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Conversion, the Issuance and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchaser, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) At a meeting duly called and held prior to the execution and delivery of this Agreement, the board of directors of the Company has unanimously (A) determined that the Issuance and the Conversion and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its shareholders and (B) approved this Agreement, the Issuance, the Conversion and the other transactions contemplated hereby in accordance with the requirements of the California General Corporation Law.

2.4 Issuance; Private Placement.

(a) The Shares to be issued or sold pursuant to this Agreement have been duly authorized; the Purchased Shares and the Subsequent Purchase Shares are validly issued, fully paid and nonassessable; and the Shares to be issued pursuant to this Agreement in the Issuance and the Conversion, when issued by the Company in compliance with the provisions of this Agreement, shall be validly issued, fully paid and nonassessable; and all Shares issued pursuant to this Agreement in the Issuance and the Conversion shall be free and clear of all Liens, other than any Lien created by or arising as a direct result of the Investor Agreement or actions of Purchaser.

(b) Assuming the accuracy of Purchaser’s representations and warranties set forth in Section 3.5, the issuance of the Shares to Purchaser in the Issuance and the Conversion is exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”). Neither the Company nor any of its Affiliates, nor any Person acting on is or their behalf, has taken any action (including, any offering of any securities of the Company under circumstances which would require the integration of such offering with the Issuance and the Conversion pursuant to the Securities Act and the rules and regulations of the SEC promulgated thereunder) which might subject the offering, issuance or sale of any of the Shares to the registration requirements of the Securities Act.

(c) Neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Section 4(a)(2) under the Securities Act) in connection with the offer or issuance of the Shares in the Purchase, the Issuance, the Conversion or any Subsequent Purchase.

2.5 Governmental Filings; No Violations; Certain Contracts.

(a) Other than (i) reports and filings under, and compliance with, the Securities Act or the Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filings under the rules and regulations of OTCQB in connection with the Issuance and the Conversion and (iii) such filings and approvals as may be required under the California securities Laws, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Issuance, the Conversion and the other transactions contemplated hereby, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Closing, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Issuance, the Conversion and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the articles of incorporation or bylaws of the Company or the comparable governing documents of any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any written or oral agreement, lease, license (including Intellectual Property Contracts), contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Issuance, the Conversion and the other transactions contemplated hereby) compliance with the matters referred to in Section 2.5(a)(i) under any Laws to which the Company or any of its Subsidiaries are subject, or (iii) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

2.6 Company Reports; Financial Statements.

(a) Except as set forth in Section 2.6(a) of the Company Disclosure Letter, The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since July 4, 2015 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the OTCQB. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the Applicable Date, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(c) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has provided to Purchaser prior to the date of this Agreement (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the NASDAQ Global Select Market (prior to the de-listing from the NASDAQ Global Select Market) or the OTCQB (following the de-listing from the NASDAQ Global Select Market), the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has provided to Purchaser prior to the date of this Agreement a summary of all material complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Laws. To the Knowledge of the Company, there have been no reports of evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(d) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings (deficit) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect) in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

2.7 Absence of Certain Changes. Since July 1, 2017, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:

(a) Any change, effect, event, circumstance, occurrence, development or state of facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, except as set forth in Section 2.7(a) of the Company Disclosure Letter;

(b) any material abandonment, forfeiture, invalidation, cancellation, damage, destruction or other casualty loss with respect to any material asset, right, or property owned, leased, licensed or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; or

(c) any agreement to do any of the foregoing.

2.8 Litigation and Liabilities.

(a) There are no civil, criminal or administrative actions, suits, claims, complaints, litigation, hearings, arbitrations, investigations, audit or other proceedings (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b) The Company is not subject to any material outstanding order, writ, injunction or decree, except as set forth in Section 2.8(b) of the Company Disclosure Letter.

(c) Except for obligations and liabilities (i) reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business since July 1, 2017 or (iii) incurred in connection with the transactions expressly contemplated by this Agreement or as expressly permitted by this Agreement, to the Knowledge of the Company, there are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, or any other facts or circumstances of which the Company has Knowledge that would reasonably be expected to result in any obligations or liabilities of, the Company or any of its Subsidiaries, including under any applicable Licenses or Laws, except for those that, individually or in the aggregate, are not and would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole.

For purposes of this Agreement, “Knowledge” means, with respect to the Company, the actual knowledge of the individuals set forth in Section 2.8(c) of the Company Disclosure Letter, and with respect to Purchaser, the actual knowledge of its officers, in each case, after reasonable inquiry.

2.9 Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, legally imposed duty (such as tort duties), order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for those violations that, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their employees or independent contractors is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity delivered notice of an intention in writing to conduct the same. The Company has not received any written notice or communication of any material noncompliance with any such Laws (including with respect to its employees or independent contractors) that has not been cured as of the date of this Agreement. The Company and its Subsidiaries and, to the Knowledge of the Company, each of their employees or independent contractors have obtained and are in compliance with all material Licenses necessary to conduct its business as presently conducted except for non-compliance that, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole. As used in this Agreement, “Licenses” means all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

2.10 Material Contracts.

(a) Except for this Agreement, and except as set forth in Section 2.10(a) of the Company Disclosure Letter, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by any Contract:

(i) (A) containing material restrictions on the right of the Company or any of its Subsidiaries to engage in activities competitive with any Person or to solicit suppliers anywhere in the world or (B) granting a right of exclusivity to any Person which prevents the Company or any of its Subsidiaries from entering any territory, market or field or freely engaging in business anywhere in the world (including, but not limited to Contracts containing “most favored nations” provisions);

(ii) that prohibits or limits the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any Company Intellectual Property rights;

(iii) relating to the formation, creation, ownership, operation, management or control of any partnership, joint venture or similar arrangement, including arrangements that include the sharing of revenue, profits, losses, costs or liabilities, that is material to the business of the Company and its Subsidiaries, taken as a whole;

(iv) that was entered into between the Company or one of its Subsidiaries and any Affiliate or that was otherwise not negotiated and entered into on an arm’s length basis (other than agreements solely among the Company and its Subsidiaries);

(v) that would prevent, materially delay or materially impede the Company’s ability to consummate the Issuance, the Conversion or the other transactions contemplated hereby; and

(vi) containing a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets.

Each such Contract described in clauses (i) through (vi) is referred to herein as a “Material Contract”.

(b) Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect. There is no default in any material respect under any such Contracts by the Company or its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default in any material respect thereunder by the Company or any of its Subsidiaries.

2.11 Real Property.

(a) Section 2.11(a) of the Company Disclosure Letter contains a true and complete list of all real property owned by the Company or its Subsidiaries (the “Owned Real Property”) (together with all land, buildings, structures, fixtures and improvements located thereon). With respect to the Owned Real Property, (i) the Company or one of its Subsidiaries, as applicable, has good and marketable title to such Owned Real Property, free and clear of all Liens other than Permitted Liens, and (ii) there are no outstanding options or rights of first refusal to purchase such Owned Real Property or any portion of the Owned Real Property or interest therein.

(b) For purposes of this Agreement, “Permitted Lien” means: (i) specified Liens described in Section 2.11(b) of the Company Disclosure Letter; (ii) Liens for current Taxes or other governmental charges not yet due or delinquent or which are due or delinquent but are being contested in good faith by appropriate proceedings and, if required pursuant to GAAP, are reflected on or specifically reserved against or otherwise disclosed in the consolidated balance sheets included in the Company Reports; (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice; (iv) Liens with respect to zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Owned Real Property which are not violated by the current use and operation of the Owned Real Property; (v) Liens with respect to Owned Real Property that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted, or restrictions or exclusions which would be shown by a current title report or other similar report; (vi) all matters that are disclosed in any title insurance policy provided to Purchaser; (vii) any restriction on transfer arising under applicable securities laws; (viii) Liens of lessors and licensors arising under lease agreements or license arrangements; and (ix) any condition or other matter with respect to Owned Real Property, if any, that may be shown or disclosed by a current and accurate survey or physical inspection.

2.12 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation or bylaws is applicable to the Company, the Shares, the Issuance, the Conversion or the other transactions contemplated by this Agreement.

2.13 Taxes.

(a) All material Tax Returns that are required to be filed on or before the date of this Agreement by or on behalf of the Company and each of its Subsidiaries have been filed. All such Tax Returns were correct and complete in all material respects and were prepared and filed in compliance with all applicable Laws.

(b) All material Taxes of the Company and each of its Subsidiaries have been paid, except for Taxes being contested in good faith through appropriate proceedings.

(c) There are no material Liens for Taxes upon any assets of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due or payable.

(d) No Subsidiary has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than an Affiliated Group of which the Company is the common parent.

(e) No unresolved claim has been made in writing by a Tax authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(f) No Tax audits or proceedings are pending or being conducted with respect to any material Tax of the Company or any of its Subsidiaries, nor has any such audit or proceeding been threatened in writing by a Tax authority.

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by any material Tax allocation or sharing agreement with any Person other than the Company and its Subsidiaries (other than customary provisions for Taxes contained in credit, lease or other commercial agreements the primary purposes of which do not relate to Taxes).

(h) Neither the Company nor any of its Subsidiaries will be required, as a result of (i) a change in accounting method required to be filed for a taxable period beginning on or before the Closing, to include any material adjustment under Section 481(c) of the Code (or any similar provisions of state, local or foreign Laws) in taxable income for any taxable period beginning after the Closing Date, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign Tax Laws), to include any material item of income in or exclude any material item of deduction from any taxable period beginning after the Closing Date.

(i) Notwithstanding anything to the contrary herein, the Company makes no representation or warranty as to (i) the amount or availability of the net operating loss carryforwards, capital loss carryforwards, tax basis or other tax attributes of the Company and its Subsidiaries or any limitation thereon, including any limitation under Section 382 or Section 383 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) any Tax consequences relating to or arising from the transactions contemplated by this Agreement and (iii) except with respect to Sections 2.13(g) and 2.13(h), any liability of the Company and its Subsidiaries for Taxes after the Closing.

(j) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other governmental taxes, duties or assessments in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts, (ii) the term “Tax Return” means all returns, reports, claims or other filings (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to Taxes required to be filed with a Tax authority, (iii) the term “Affiliated Group” means an “affiliated group” as defined in Section 1504 of the Code, and (iv) the term “Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

2.14 Intellectual Property.

(a) The Company or one of its Subsidiaries, as applicable, is the sole and exclusive owner of, and possesses all rights, title and interests in and to, the Owned Intellectual

Property, free and clear of all Liens other than Permitted Liens except as, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole. No shareholder, member, officer, director, manager, employee, contractor or consultant of the Company or its Subsidiaries has any right, title or interest in any material Owned Intellectual Property (other than by virtue of their ownership interest in the Company or any of its Subsidiaries). The Owned Intellectual Property is valid, subsisting and, to the Knowledge of the Company, enforceable in all material respects, and all periodic registration, maintenance, renewal and other fees required for maintaining the Owned Intellectual Property have been paid in the ordinary course of business. None of the Company or its Subsidiaries is in the process of abandoning any of the Owned Intellectual Property.

(b) To the Knowledge of the Company, in addition to the Owned Intellectual Property, the Company or a Subsidiary of the Company has a valid right or license to use all other Intellectual Property that is necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted (collectively with the Owned Intellectual Property, the “Company Intellectual Property”) except as, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, provided that the foregoing is not a representation of non-infringement by the Company or any Subsidiary of the Company, which is addressed by Section 2.14(d) below. To the Knowledge of Company, no order, litigation, action, suit, claim, hearing, arbitration, investigation or other proceeding has been issued in the last three (3) years, is pending or, to the Knowledge of the Company, is threatened, that challenges the Company’s or any of its Subsidiaries’ ownership of, right or license to use, or the legality, scope, validity or enforceability of any of the Owned Intellectual Property, that would, if there were an unfavorable decision, reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole.

(c) To the Knowledge of the Company, each of the Intellectual Property Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and each other party thereto except as, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole. In the past three (3) years, neither the Company nor any of its Subsidiaries has given or received written notice of any default or event that, with the lapse of time or the giving of notice, or both, would constitute a default under any such Intellectual Property Contracts by the Company or its Subsidiaries or any Person party thereto, except for any such default that, individually or in the aggregate, are not and would not reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole.

(d) To the Knowledge of the Company, the Company and its Subsidiaries are not interfering with, infringing upon, misappropriating, or violating any Intellectual Property of any Person and, in the past three (3) years, none of the Company or any of its Subsidiaries has received any written charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company or a Subsidiary must license or refrain from using the Intellectual Property of any third party). To the Knowledge of the Company, no third party is materially interfering with, infringing upon, misappropriating or violating any Company Intellectual Property.

(e) For purposes of this Agreement, the following terms have the following meanings:

(i) “Intellectual Property” means all intellectual property rights, in any jurisdiction worldwide, whether registered or unregistered, including: (A) all classes or types of patents, design patents and utility patents, including originals, provisionals, divisions, continuations, continuations in part, conversions, counterparts, revisions, extensions, reexaminations and reissues and all invention disclosures for such classes or types of patent rights (whether or not patentable and whether or not reduced to practice); (B) all trademarks, service marks, trade dress, trade names, product names, Internet domain names, URLs and social media account names, corporate names, brand names, logos and similar designations of source or origin, including all goodwill symbolized by any of the foregoing; (C) all rights of publicity and privacy and all moral rights; (D) all published and unpublished works of authorship, whether copyrightable or not, and all copyrights in and to the foregoing; (E) all proprietary rights in data, databases, data collection and other compilations of information, including customer and supplier lists and marketing and loyalty programs; (F) all know-how, trade secrets and proprietary information, including ideas, research and development, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, digital design files, fabric patterns, drawings, specifications, schematics, business methods, prototypes, concept boards, plans, proposals, tooling and models; (G) all applications and registrations for the foregoing and all renewals or extensions thereof; and (H) all claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing, including the right to sue for and recover damages for such infringement or misappropriation.

(ii) “Intellectual Property Contracts” means, collectively, each Contract pursuant to which (A) the Company or any of its Subsidiaries has granted any Person any license under or right to use (in each case that is currently exercisable), any material Owned Intellectual Property, other than non-disclosure agreements and customer agreements entered into in the ordinary course of business, or (B) any Person has granted the Company or any of its Subsidiaries any license under or right to use any material Intellectual Property, other than non-disclosure agreements and licenses for Off-the-Shelf Software.

(iii) “Off-the-Shelf Software” means software, other than open source software, obtained from a third party (A) on general commercial terms, (B) that is not distributed with or incorporated in any product or service of the Company or its Subsidiaries, (C) that is used for business infrastructure or other internal purposes and (D) was licensed for fixed payments of less than $100,000 in the aggregate or annual payments of less than $100,000 per year.

(iv) “Owned Intellectual Property” means, collectively, all Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.

2.15 Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Conversion or the other transactions contemplated in this Agreement.

2.16 Joint Venture. To the Knowledge of the Company (i) there are no Actions pending or threatened against the Joint Venture or any of its Subsidiaries; (ii) the Joint Venture is not infringing upon, misappropriating, or violating any Intellectual Property of any Person; and (iii) the business of the Joint Venture has not been, and is not being, conducted in violation of any Laws or Licenses, except for those violations that, individually or in the aggregate, would not reasonably be expected to be material and adverse to the Joint Venture. There are no liabilities on the part of the Company or any of its Subsidiaries in respect of any indemnification obligations to the Joint Venture pursuant to any Contracts to which the Company and the Joint Venture are party.

2.17 No Other Representations or Warranties. Except for the representations and warranties contained in this Article II, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Purchaser in connection with the transactions contemplated hereby.

2.18 Disclaimer of Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) none of Purchaser or any other Person on behalf of Purchaser makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Purchase, the Issuance or the Conversion and the Company or any Person on behalf of the Company is not entitled to and is not relying on any representation or warranty except for those expressly set forth in Article III of this Agreement and (b) no Person has been authorized by Purchaser to make any representation or warranty relating to itself or its business or otherwise in connection with the Purchase, the Issuance or the Conversion, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company as of the date hereof and as of the Closing as follows:

3.1 Organization, Good Standing and Qualification. Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Purchaser to consummate the Purchase, the Issuance, the Conversion or the other transactions contemplated by this Agreement.

3.2 Authority. Purchaser has all requisite limited liability company power and authority and has taken all limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Purchase, the Issuance, the Conversion and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the Company and Seller, constitutes a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, subject to the Bankruptcy and Equity Exception.

3.3 Governmental Filings; No Violations; Etc.

(a) Other than reports and filings under, and compliance with, the Securities Act or the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Purchaser and the consummation of the Purchase, the Issuance, the Conversion and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the Purchase, the Issuance, the Conversion and the other transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by Purchaser do not, and the consummation by Purchaser of the Issuance, the Purchase, the Conversion and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the articles of incorporation or bylaws of Purchaser or the comparable governing documents of any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Purchaser or any of its Subsidiaries pursuant to, any Contracts binding upon Purchaser or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Purchaser or any of its Subsidiaries is subject; or (iii) any change in the rights or obligations of any party under any of such Contracts, permits or licenses, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the Purchase, the Issuance, the Conversion and the other transactions contemplated by this Agreement.

3.4 Litigation and Liabilities.

(a) There are no material Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries that would prevent, materially delay or materially impede Purchaser’s ability to consummate the Purchase, the Issuance, the Conversion or the other transactions contemplated hereby.

(b) Purchaser is not subject to any outstanding order, writ, injunction or decree that would prevent, materially delay or materially impede Purchaser’s ability to consummate the Purchase, the Issuance, the Conversion or the other transactions contemplated hereby.

3.5 Investment Representations

(a) The Shares are being acquired for Purchaser’s own account, not as a nominee or agent for any other person, and without a view to the distribution of the Shares or any interest therein in violation of the Securities Act, and the Shares will not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(b) Purchaser (i) is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act and (ii) has, or with a “purchaser representative” (as defined in Rule 501 of the Securities Act as presently in effect) has, such knowledge and experience in financial or business matters that Purchaser is capable of evaluating the merits and risks of the investment in the Shares.

(c) Purchaser has business or financial experience from which it could be reasonably assumed that Purchaser has the capacity to protect its own interest in connection with the transaction.

(d) Purchaser has been provided, to its satisfaction, the opportunity to ask questions concerning the terms and conditions of the issuance of the Shares in the Issuance and the Conversion, has had all such questions answered to its satisfaction and has been supplied all additional information requested by it to verify the accuracy of the information furnished to it and to make an informed investment decision based on the information provided with respect to the Shares.

(e) Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(f) Purchaser understands and acknowledges that (i) the Shares are being offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act, (ii) the availability of such exemption depends in part on, and the Company and Seller will rely upon the accuracy and truthfulness of, the foregoing representations and Purchaser hereby acknowledges such reliance, and (iii) the Shares are “restricted securities” for purposes of the Securities Act and rules thereunder and may not be resold without registration under the Securities Act or an exemption therefrom, and any certificates representing such shares will bear a restrictive legend to such effect.

3.6 Ownership. Pursuant to the Assignment Agreement, Purchaser holds of record and beneficially owns the promissory note evidencing the indebtedness of the Company under the LSA, free and clear of all Liens (other than any restrictions under the Securities Act and state securities laws, and those arising under the terms of the LSA and this Agreement).

3.7 Brokers and Finders. Neither Purchaser nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Purchase, the Issuance, the Conversion or the other transactions contemplated in this Agreement.

3.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of Purchaser or any other Person on behalf of Purchaser makes any express or implied representation or warranty with respect to Purchaser or with respect to any other information provided to the Company or Seller in connection with the transactions contemplated hereby.

3.9 Disclaimer of Other Representations and Warranties. Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) none of Seller, the Company, its Subsidiaries or any other Person on behalf of Seller, the Company or its Subsidiaries makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Purchase, the Issuance or the Conversion and Purchaser or any Person on behalf of Purchaser is not entitled to and is not relying on any representation or warranty except for those expressly set forth in Articles II and IV of this Agreement and (b) no Person has been authorized by Seller, the Company or any of its Subsidiaries to make any representation or warranty relating to itself or its business or otherwise in connection with the Purchase, the Issuance or the Conversion, and if made, such representation or warranty must not be relied upon by Purchaser as having been authorized by such party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as of the date hereof, as of the Closing and, with respect to the representations contained in Section 4.1, as of the date of any Subsequent Purchase, as follows:

4.1 Ownership of Shares.

(a) Such Seller is the sole record and beneficial owner of the Purchased Shares and the Subsequent Purchase Shares. Such Seller has good title to all such Purchased Shares and Subsequent Purchase Shares, free and clear of all Liens (other than any transfer restrictions imposed by federal and state securities laws) and, upon the transfer to Purchaser in compliance with the provisions of this Agreement, such Purchased Shares and Subsequent Purchase Shares shall be free and clear of all Liens, other than any Lien created by or arising as a direct result of the Investor Agreement or actions of Purchaser.

(b) There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which such Seller is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of such Seller’s Purchased Shares or and the Subsequent Purchase Shares, or any securities or obligations exercisable or exchangeable for, or convertible into, such Seller’s Purchased Shares or the Subsequent Purchase Shares, or any “tag-along”, “drag-along” or similar rights with respect to such Purchased Shares or Subsequent Purchase Shares. Except for this Agreement and the Investor Agreement, such Seller is not a party to any voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting, purchase, repurchase or transfer of the Common Stock.

4.2 Organization, Good Standing and Qualification. Such Seller is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Purchaser to consummate the Purchase, the Issuance, the Conversion or the other transactions contemplated by this Agreement.

4.3 Authority. Such Seller has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Purchase and the transactions contemplated by this Agreement, and has all requisite organizational power and authority and has taken all organizational action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Purchase and the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by the Company and Purchaser, constitutes a valid and binding agreement of such Seller enforceable against such Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.4 Governmental Filings; No Violations; Etc.

(a) No notices, reports or other filings are required to be made by such Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Seller from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by such Seller and the consummation of the Purchase and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Seller to consummate the Purchase and the other transactions contemplated by this Agreement.

(b) The execution, delivery and performance of this Agreement by such Seller does not, and the consummation by such Seller of the Purchase and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the governing documents of such Seller, as applicable, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of such Seller pursuant to, any Contracts binding upon such Seller or any Laws or governmental or non-governmental permit or license to which such Seller is subject; or (iii) any change in the rights or obligations of any party under any of such Contracts, permits or licenses, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of such Seller to consummate the Purchase and the other transactions contemplated by this Agreement.

4.5 Litigation and Liabilities.

(a) There are no material Actions pending or, to the knowledge of such Seller, threatened against such Seller that would prevent, materially delay or materially impede such Seller’s ability to consummate the Purchase or the other transactions contemplated hereby.

(b) Such Seller is not subject to any outstanding order, writ, injunction or decree that would prevent, materially delay or materially impede such Seller’s ability to consummate the Purchase or the other transactions contemplated hereby.

4.6 Brokers and Finders. Such Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Purchase or the other transactions contemplated in this Agreement.

4.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Seller or any other Person on behalf of Seller makes any express or implied representation or warranty with respect to Seller or with respect to any other information provided to Purchaser in connection with the transactions contemplated hereby.

4.8 Disclaimer of Other Representations and Warranties. Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) none of Purchaser or any other Person on behalf of Purchaser makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Purchase, the Issuance or the Conversion and Seller or any Persons on behalf of Seller are not entitled to and are not relying on any representation or warranty except for those expressly set forth in Article III of this Agreement and (b) no Person has been authorized by Purchaser to make any representation or warranty relating to itself or its business or otherwise in connection with the Purchase, the Issuance or the Conversion, and if made, such representation or warranty must not be relied upon by Seller as having been authorized by such party.

ARTICLE V

COVENANTS

5.1 Stock Exchange Deregistration. The Company shall use reasonable best efforts, and Purchaser shall reasonably cooperate with the Company, to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to enable the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Closing.

5.2 Expenses. All costs and expenses incurred in connection with this Agreement and the Issuance, the Purchase, the Conversion and the other transactions contemplated hereby shall be paid by the party incurring such expense.

5.3 Taxes. For U.S. federal income tax purposes, Purchaser and the Company intend that the Conversion will result in a value-for-value satisfaction of indebtedness of the Company’s obligations under the LSA (within the meaning of Section 108(e)(8) of the Code) to the extent of the value of the Common Stock received by Purchaser in the Conversion.

5.4 Publicity. The initial press release regarding the Issuance, the Purchase and the Conversion shall be a joint press release among all parties thereto, and thereafter the Company, Seller and Purchaser each shall use their respective best efforts to consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Issuance, the Purchase, the Conversion and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Laws or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

5.5 Takeover Statutes. If any Takeover Statute is or may become applicable to the Issuance, the Purchase, the Conversion or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

5.6 Information Rights. The Company shall promptly deliver to Purchaser (i) such information concerning the Company and its Subsidiaries, including financial information, in such manner and at such times as Purchaser may reasonably request, so as to allow Purchaser to (A) comply with its obligations under the Exchange Act, including any financial reporting, certification and disclosure requirements (or any attestation by an independent auditor with respect to any of the foregoing) or (B) complete any Tax filings or respond to any queries raised by a Tax authority in any jurisdiction and (ii) such other financial and business information as Purchaser may reasonably request from time to time.

5.7 Joint Venture Distributions. From and after the Closing, unless prohibited by any Law or Contract between the Company and one or more third parties and except as otherwise determined by the unanimous vote of the board of directors of the Company, the Company shall distribute at least annually to shareholders of the Company, in the form of cash dividends, available cash proceeds received by the Company from the Joint Venture as a result of the Company’s membership in the Joint Venture, after payment of or reasonable provision for any and all expenses and liabilities of the Company, in each case as determined by the board of directors of the Company in its reasonable discretion.

ARTICLE VI

CLOSING DELIVERABLES

6.1 Company’s Deliverables. At the Closing, the Company shall make or tender, or cause to be made or tendered, delivery of the following to Purchaser and Seller, as applicable:

(a) Transfer Agent Instructions. A copy of the irrevocable instructions delivered to Computershare Trust Company, N.A., or such other transfer agent of the Company at the Closing Date (the “Transfer Agent”), instructing the Transfer Agent to deliver, on an expedited basis, to Purchaser, the Purchased Shares, the Issued Shares and the Conversion Shares in book entry form in the Direct Registration System.

(b) Board of Directors. The Company shall have (i) caused the number of directors that will comprise the full board of directors of the Company from and after the Closing to be five, (ii) obtained the written resignations of Brett Brewer and Seth Johnson as directors of the Company, effective as of the Closing, (iii) caused Kenny Young and Nick Capuano to be appointed to the board of directors of the Company to fill the vacancies resulting from the resignations contemplated by clause (ii) hereof from and after the Closing, (iv) caused Nick Capuano to be appointed to the board of managers of the Joint Venture and (v) obtained the irrevocable written resignations of Robert Galvin and Corrado Federico as directors of the Company in the form previously provided to Purchaser.

(c) Tax Benefit Preservation. A tax benefit preservation plan duly executed and delivered by the Company and the Transfer Agent in the form set forth in Exhibit A hereto.

(d) Investor Agreement. The Investor Agreement, duly executed and delivered by the Company and the other investors party thereto (other than Purchaser and Seller).

6.2 Purchaser’s Deliverables. At the Closing, Purchaser shall make or tender, or cause to be made or tendered, delivery of the following to the Company or Seller, as applicable:

(a) Investor Agreement. The Investor Agreement, duly executed and delivered by Purchaser.

(b) Termination Agreement and Release. (i) A termination agreement duly executed by Purchaser and any other parties to the LSA in form and substance previously approved by to the Company and (ii) a copy or copies of any and all releases of any and all Liens against the Company or its Subsidiaries arising from or in connection with the LSA in form and substance previously approved by to the Company.

(c) IRS Form W-9. An IRS Form W-9 duly executed by Purchaser certifying Purchaser’s employer identification number, status as a United States person and exemption from U.S. backup withholding, and any similar forms required for U.S. state or local tax purposes.

(d) Purchased Shares Consideration. For Seller, an amount equal to the product of the Price Per Share multiplied by the number of Purchased Shares pursuant to instructions given to Purchaser by Seller no later than two (2) business days prior to the Closing Date.

(e) Issued Shares Consideration. For the Company, an amount equal to the product of the Price Per Share multiplied by the number of Issued Shares pursuant to instructions given to Purchaser by the Company no later than two (2) business days prior to the Closing Date.

6.3 Seller’s Deliverables. At the Closing, Seller shall make or tender, or cause to be made or tendered, delivery to the Company or Purchaser, as applicable:

(a) Purchased Shares. The share certificates, if any, representing ownership of Seller’s Purchased Shares, duly endorsed in blank by the record holder thereof or accompanied by duly executed stock power(s) endorsed in blank by the record holder thereof.

(b) Investor Agreement. The Investor Agreement, duly executed and delivered by Seller.

ARTICLE VII

MISCELLANEOUS AND GENERAL

7.1 Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing until December 31, 2018 (the “Expiration Date”). Any claim for a breach of a representation or warranty must be delivered prior to the Expiration Date. Unless otherwise indicated, the covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement which by their terms are required to be performed at or after the Closing shall survive the Closing until they have been performed or satisfied.

7.2 Modification or Amendment. The parties hereto may modify or amend this Agreement by written agreement which, in the case of an entity, is executed and delivered by duly authorized officers of such entity.

7.3 Waiver of Conditions. Any failure of the parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party entitled to the benefits thereof only by a written agreement signed by the party granting such waiver. No delay on the part of any party to this Agreement in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder.

7.4 Counterparts. This Agreement may be executed by digital or telephonic facsimile in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7.5 GOVERNING LAW AND VENUE; SPECIFIC PERFORMANCE.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5(b).

(c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 7.5(a), and each party hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of injunction as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 7.5(c) shall be in addition to, and not in lieu of, any other remedy to which such party is entitled at law or in equity.

7.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by overnight courier, by facsimile or by e-mail of a pdf attachment.

If to Purchaser:

B. Riley Financial, Inc.

21255 Burbank Boulevard, Suite 400

Woodland Hills, California 91367

Attention: Alan Forman

email: aforman@brileyfin.com

with a copy to Patrick S. Brown, Esq.,

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

fax: (310) 407-2685

email: brownp@sullcrom.com

If to the Company:

400 Valley Drive,

Brisbane, CA 94005

Attention: Gary Bosch

email: gbosch@bebe.com

with a copy to Tad J. Freese,

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

fax: (650) 463-2600

email: tad.freese@lw.com

If to Seller:

639 Huntsley Drive, #4,

West Hollywood, CA 90069.

Attention: Manny Mashouf

email: mannymashouf@yahoo.com

with a copy to Tad J. Freese,

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

fax: (650) 463-2600

email: tad.freese@lw.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; when sent if sent by facsimile or email of a .pdf attachment (provided, that if given by facsimile or email of a .pdf attachment, such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to another method described herein; which, for the avoidance of doubt, may include by email of a .pdf attachment if the initial notice is given by facsimile or by facsimile in the initial notice is given by email of a .pdf attachment); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

7.7 Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Investor Agreement, the LSA and documents relating thereto constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

7.8 No Third Party Beneficiaries.

(a) Seller, Purchaser and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

7.9 Obligations of Purchaser and of the Company. Whenever this Agreement requires a Subsidiary of Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

7.10 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

7.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

7.12 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Any reference to any federal, state, county, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with their terms. Time is of the essence with respect to the performance of this Agreement.

(c) The Company has set forth information in the Company Disclosure Letter in a section of such Company Disclosure Letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Company Disclosure Letter to this Agreement is not intended to broaden the scope of any representation or warranty of the Company contained in this Agreement, and disclosure of any item in the Company Disclosure Letter shall not be construed to mean that such information is material or required to be disclosed by this Agreement.

7.13 Assignment. No party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other party, except that Purchaser may assign any and all of its rights under this Agreement to one or more of the direct or indirect wholly-owned Subsidiaries of Purchaser’s public parent company (but no such assignment shall relieve Purchaser of any of its obligations hereunder). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties to this Agreement and their respective successors and assigns. Any purported assignment in violation of this Agreement is void.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

bebe stores, inc.

By:	/s/ MANNY MASHOUF
	Name:	Manny Mashouf
	Title:	Chief Executive Officer

B. Riley Financial, Inc.

By:	/s/ BRYANT RILEY
	Name:	Bryant Riley
	Title:	Chairman and Chief Executive Officer

The Manny Mashouf Living Trust

By:	/s/ MANNY MASHOUF
	Name:	Manny Mashouf
	Title:	Trustee

[Signature Page to Debt Conversion and Purchase and Sale Agreement]

ANNEX A

Defined Terms

Terms	Section
Action	2.8(a)
Affiliate	2.6(b)
Affiliated Group	2.13(j)
Agreement	Preamble
Applicable Date	2.6(a)
Assignment Agreement	Recitals
Bankruptcy and Equity Exception	2.3(a)
business day	1.2
Closing	1.2
Closing Date	1.2
Code	2.13(i)
Common Stock	Recitals
Company	Preamble
Company Disclosure Letter	ARTICLE II
Company Intellectual Property	2.14(b)
Company Reports	2.6(a)
Contract	2.5(b)
Conversion	1.1(a)
Conversion Shares	1.1(a)
Exchange Act	2.5(a)
Expiration Date	7.1
GAAP	2.1(b)(iii)
Governmental Entity	2.5(a)
Intellectual Property	2.14(e)(i)
Intellectual Property Contracts	2.14(e)(ii)
Investor Agreement	1.1(a)
Issuance	1.1(c)
Issued Shares	Recitals
Joint Venture	2.1(b)
Knowledge	2.8(c)
Laws	2.9
Licenses	2.9
Lien	1.1(a)
LSA	Recitals
Material Adverse Effect	2.1(b)
Material Contract	2.10(a)
Off-the-Shelf Software	2.14(e)(iii)
OTCQB	2.1(b)(vii)
Owned Intellectual Property	2.14(e)(iv)
Owned Real Property	2.11(a)
Permitted Lien	2.11(b)

Person	2.1(b)
Price Per Share	1.1(a)
Purchase	1.1(b)
Purchased Shares	Recitals
Purchaser	Preamble
Sarbanes-Oxley Act	2.6(a)
SEC	ARTICLE II
Securities Act	2.4(b)
Seller	Preamble
Shares	1.1(a)
Subsequent Purchase	1.3
Subsequent Purchase Shares	1.3
Subsidiary	2.1(b)
Takeover Statute	2.12
Tax	2.13(j)
Tax Return	2.13(j)
Taxes	2.13(j)
Transfer Agent	6.1(a)
Treasury Regulations	2.13(j)

Annex A-2